Exhibit 1.1

September 25, 2023

Charles D. Schmalz
President & CEO

East Wisconsin Savings Bank

109 West Second Street

Kaukauna, WI 54130

Dear Mr. Schmalz:

We understand that the Boards of Directors of Wisconsin Mutual Bancorp, MHC (the “MHC”), EWSB Bancorp, Inc. (the “Holding Company”) and East Wisconsin Savings Bank (the “Bank”) are considering the adoption of a Plan of Conversion and Reorganization (the “Plan”) pursuant to which the MHC will be converted from the mutual holding company form of organization to the stock holding company form (the “Conversion”) and in connection therewith a to-be-organized holding company for the Bank (the “New Holding Company”) will offer and sell certain shares of its Common Stock (the "Shares") in a public offering. The MHC, Holding Company, the New Holding Company, and the Bank are sometimes collectively referred to herein as the “Company” and their respective Boards of Directors are sometimes collectively referred to as the “Boards. Performance Trust Capital Partners, LLC (“Performance Trust”) is pleased to assist the Company on a best efforts basis with the Offering (as defined below), and this letter (the “Agreement”) shall confirm the terms and conditions of our engagement as exclusive marketing agent to the Company.

Under the terms of the Plan and applicable regulations, the Shares will be offered first to eligible members of the Bank and the Bank’s tax-qualified employee stock benefit plans (the “Subscription Offering”). Subject to the prior rights of subscribers in the Subscription Offering, the Shares may be offered in a community offering, with a preference given in the community offering to residents of the communities served by the Bank (the “Community Offering,” and together with the Subscription Offering, the “Subscription and Community Offering”). Shares not subscribed for in the Subscription and Community Offering, if any, may be offered to the general public by Performance Trust on a best efforts basis (the “Syndicated Offering” and together with the Subscription and Community Offering, the “Offering”). Performance Trust may, in consultation with the Company, form a syndicate of registered dealers to assist in any Syndicated Offering.

SERVICES

Performance Trust will act as exclusive marketing agent for the Company in the Offering. We will work with the Company and its management, counsel, accountants and other advisors on the Offering and anticipate that our services (the “Services”) will include the following, each as may be necessary and as the Company may reasonably request:

1.	Consulting as to the marketing implications of any aspect of the Plan;

2.	Reviewing with the Boards the financial impact of the Offering on the Company, based upon an independent appraiser’s appraisal of the common stock;

3.	Reviewing all offering documents, including the prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.	Assisting in the design and implementation of a marketing strategy for the Offering;

5.	Assisting Company management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the Offering; and

6.	Providing such other general advice and assistance as may be reasonably requested to promote the successful completion of the Offering.

SUBSCRIPTION AND COMMUNITY OFFERING FEES

If the Offering is consummated, the Company agrees to pay Performance Trust a Success Fee equal to the greater of (a) Two Hundred and Fifty Thousand Dollars ($250,000) and (b) one percent (1.00%) of the aggregate Actual Purchase Price of the Shares sold in the Subscription and Community Offering, excluding Shares purchased by or on behalf of (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, (ii) any charitable foundation established by the Company (or any shares contributed to such a charitable foundation); and (iii) any director, trustee, corporator, officer or employee of the Company (“Insiders”) or members of the Immediate Family of such persons (whether directly or through a personal trust) (the “Selling Agent Fee”). “Immediate Family” includes the spouse, parents, siblings and children of Insiders who live in the same house as the Insiders. For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the Shares of Common Stock are sold in the Offering.

If (a) Performance Trust’s engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned “Definitive Agreement,” or (b) the Offering is terminated by the Company, no fees shall be payable by the Company to Performance Trust hereunder; however, the Company shall reimburse Performance Trust for the reasonable out-of-pocket expenses (including legal fees) incurred by or on behalf of Performance Trust in connection with its engagement hereunder and for any fees and expenses incurred by Performance Trust on behalf of the Company pursuant to the second paragraph under the section captioned “Costs and Expenses” below.

All fees and expense reimbursements payable to Performance Trust hereunder shall be payable in immediately available funds at the time of the closing of the Offering, or upon the termination of Performance Trust’s engagement hereunder or termination of the Offering, as the case may be. In recognition of the long lead times involved in the stock offering process, the Company has agreed to make an advance payment (the “Management Fee”) to Performance Trust in the amount of Twenty-Five Thousand Dollars ($25,000). In the event that the Management Fee exceeds the amount due in payment of fees and reimbursement of expenses hereunder, the excess shall be promptly refunded to the Company. The Management Fee will be credited against any payment hereunder of the Selling Agent Fee.

SYNDICATED OFFERING

If any shares of the Common Stock remain available after the expiration of the Subscription and Community Offering, at the request of the Company and subject to the continued satisfaction of the conditions set forth in the second paragraph under the section captioned “Definitive Agreement” below, Performance Trust will seek to sell such Common Stock in a Syndicated Offering on a best efforts basis, subject to the terms and conditions to be set forth in a selected dealers agreement, and may, in consultation with the Company, form a syndicate of registered dealers to assist in such efforts. With respect to any Shares of Common Stock sold by Performance Trust or any other FINRA member firm under any selected dealers agreements in a Syndicated Offering, the Company agrees to pay a commission of five percent (5.00%) of the aggregate Actual Purchase Price of the Shares of Common Stock sold in such Syndicated Offering. Performance Trust will endeavor to distribute the Common Stock among dealers in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Performance Trust or any other member of the syndicate be obligated to take or purchase any shares of the Common Stock in the Offering.

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COSTS AND EXPENSES

In addition to any fees that may be payable to Performance Trust hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Performance Trust, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses, communications, syndication and travel expenses, up to a maximum of One Hundred Thousand Dollars ($100,000) for legal fees and expenses, and Ten Thousand Dollars ($10,000) for all other out-of-pocket expenses, which may be increased to Twenty Thousand Dollars ($20,000) in the aggregate in the event of resolicitation of subscribers; provided, however, that Performance Trust shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the Shares in the various states; (iv) listing fees; (v) all fees and disbursements of the Company’s counsel, accountants, records management agent, proxy tabulators and solicitors, transfer agent and other advisors; and (vi) the establishment and operational expenses for the Stock Information Center (e.g., postage, telephones, supplies, temporary employees, etc.). In the event Performance Trust incurs any such fees and expenses on behalf of the Company, the Company will reimburse Performance Trust for such fees and expenses whether or not the Offering is consummated, provided, however, that Performance Trust shall not incur any substantial expenses on behalf of the Company without prior approval.

DUE DILIGENCE REVIEW

Performance Trust’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, trustees, officers, agents and employees, as Performance Trust and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Performance Trust all information that Performance Trust requests, and will allow Performance Trust the opportunity to discuss with the management of the Company the financial condition, business and operations of the Company. The Company acknowledges that Performance Trust will rely upon the accuracy and completeness of all information received from the Company and its directors, trustees, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

Performance Trust and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company will cause such counsel to prepare a Blue Sky Memorandum related to the Offering, including Performance Trust ’s participation therein, and shall furnish Performance Trust a copy thereof addressed to the Company and Performance Trust.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation, legal process or order of any court or governmental or regulatory authority, Performance Trust agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Performance Trust may disclose such information to its employees, consultants, agents and advisors who are assisting or advising Performance Trust in performing its services hereunder and who have been directed to observe the terms and conditions of this section or are subject to requirements substantially equivalent thereto. As used in this paragraph, the term “Confidential Information” shall not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by Performance Trust in breach of the confidentiality obligations contained herein, (b) was available to Performance Trust on a non-confidential basis prior to its disclosure to Performance Trust by the Company, (c) becomes available to Performance Trust on a non-confidential basis from a person other than the Company who is not otherwise known to Performance Trust to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Company, or (d) is independently developed by Performance Trust without use of or reference to the Confidential Information disclosed hereunder.

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Upon the written request of the Company, Performance Trust will promptly, but in any event within ten (10) business days after receipt of such request, return, destroy or cause the return or destruction of all Confidential Information in written form or set forth in other tangible media provided to it by or on behalf of the Company (in each case including all copies); provided, however, that nothing herein will be construed to limit Performance Trust’s ability to retain archival or backup copies of Confidential Information as may be required to fulfill its legal and regulatory obligations or its compliance and recordkeeping obligations, policies or procedures. Performance Trust shall promptly confirm to the Company in writing any destruction of materials. Confidential Information not returned or destroyed (including, without limitation, any oral Confidential Information) shall remain subject to the confidentiality obligations set forth in this Agreement. The Company represents that it has all rights necessary to disclose or provide Confidential Information to Performance Trust under the terms hereof and that such Confidential Information will not contain or reflect any material inaccuracies or omissions.

If Performance Trust is requested or required under applicable law or regulation, or by questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other legally binding process, to disclose any Confidential Information relating to the Company, Performance Trust (if practicable and legally permitted to do so) will provide the Company with prompt notice (written, if practicable) of any such request or requirement and otherwise provide commercially reasonable cooperation to the Company (at the Company’s expense) so that the Company may seek an appropriate protective order or other appropriate remedy or waive, in writing, compliance with the provisions of this Agreement. Notwithstanding the foregoing, no such notice shall be required in the case of a routine audit or regulatory or administrative exam or review of Performance Trust not specifically related to the Company. In the event that such protective order or other remedy is not obtained, or to the extent that the Company grants a written waiver hereunder, Performance Trust (A) may furnish that portion (and only that portion) of the Confidential Information that it is legally compelled to disclose and agrees to exercise its commercially reasonable efforts to request that confidential treatment will be accorded to such information by the party compelling such disclosure, and (B) will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

The Company hereby acknowledges and agrees that the financial models and presentations used by Performance Trust in performing its services hereunder have been developed by and are proprietary to Performance Trust and are protected under applicable law, and agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Performance Trust.

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INDEMNIFICATION

Each of the Bank, the MHC, the Holding Company and the New Holding Company, jointly and severally, agrees to indemnify and hold Performance Trust and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively the “Performance Trust Indemnified Parties” and each such person being an “Performance Trust Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Performance Trust Indemnified Party may become subject under applicable federal or state law, or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the offering documents, including documents described or incorporated by reference therein, or in any other written or oral communication provided by or on behalf of the Holding Company, the New Holding Company or the Bank to any actual or prospective purchaser of the Shares or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) arising out of or based in whole or in part on any inaccuracy in the representations or warranties of the Holding Company, the New Holding Company and/or the Bank contained in any agency agreement, or any failure of the Holding Company, the New Holding Company or the Bank to perform its respective obligations thereunder or (iii) related to or arising out of the Offering or the engagement of Performance Trust pursuant to, or the performance by Performance Trust of the services contemplated by, this letter, and will reimburse any Performance Trust Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company will not be liable to Performance Trust in its capacity as marketing agent (a) to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Performance Trust expressly for use therein, or (b) under clause (iii) of this paragraph to the extent that it is finally determined by the non-appealable decision of a court of competent jurisdiction that any such loss, claim, damage, liability or expense is primarily attributable to the gross negligence, bad faith or willful misconduct of Performance Trust. If the foregoing indemnification is unavailable for any reason other than for the reasons stated in subparagraph (a) or (b) above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Performance Trust; provided, however, in no event shall Performance Trust’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Performance Trust pursuant to the provisions of this Agreement. The Company further agrees that neither Performance Trust nor any of its controlling persons, affiliates, partners, directors, officers, employees or consultants shall have any liability to the Holding Company, the New Holding Company or the Bank or any person asserting claims on behalf of or in right of the Holding Company, the New Holding Company or the Bank for any losses, claims, damages, liabilities or expenses arising out of or relating to this agreement or the services to be rendered by Performance Trust hereunder, unless it is finally judicially determined by the non-appealable decision of a court of competent jurisdiction, that such losses, claims, damages, liabilities or expenses are primarily attributable to the gross negligence, bad faith or willful misconduct of Performance Trust.

Each of the Bank, the Holding Company and the New Holding Company agrees to notify Performance Trust promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this Agreement. Each of the Bank, the Holding Company and the New Holding Company will not, without Performance Trust’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Performance Trust Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an explicit and unconditional release of each Performance Trust Indemnified Party from any liabilities arising out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Performance Trust Indemnified Party. If the New Holding Company or the Bank enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, the Bank or the New Holding Company, as the case may be, shall provide for the assumption of its obligations under this section by the purchaser or transferee of such assets or another party reasonably satisfactory to Performance Trust.

In no event shall a Performance Trust Indemnified Party be liable for any consequential, indirect, incidental, or special damages. The defense, indemnity, reimbursement, contribution and other obligations and agreements of Bank, the Holding Company and the New Holding Company set forth herein shall apply to any modifications of this Agreement, and shall be in addition to any liability which Performance Trust may otherwise have. The rights of the indemnified parties under this Agreement shall be in addition to any rights that any Performance Trust Indemnified Party may have at common law, in equity, or otherwise. For the sole purpose of enforcing and otherwise giving effect to the provisions of this Agreement, the Bank, the Holding Company and the New Holding Company hereby consent to personal jurisdiction and service and venue in any court in which any claim which is subject to this Agreement is brought against the Performance Trust Indemnified Parties.

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The reimbursement, indemnity and contribution obligations of each of the Bank, the Holding Company and the New Holding Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any indemnified person’s services hereunder.

Notwithstanding any other provision set forth in this Agreement, in no event shall any payments made by the Bank, the MHC, the Holding Company or the New Holding Company pursuant to this Agreement exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

MATTERS RELATING TO ENGAGEMENT

The Company acknowledges and agrees that, except as set forth in the separate engagement letter with the Company dated as of the date hereof, Performance Trust has been engaged solely as an independent contractor to provide the Services set forth herein. In rendering such Services, Performance Trust will be acting solely pursuant to a contractual relationship on an arm’s length basis with respect to such Services (including in connection with determining the terms of each Investment) and not as a fiduciary to the Company or any other person. Additionally, the Company acknowledges that Performance Trust is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and Performance Trust shall have no responsibility or liability to the Company with respect thereto. The Company also acknowledges that nothing in this Agreement is intended to create duties to the Company beyond those expressly provided for in this Agreement or to create duties of any kind to the Company’s creditors or security holders, and Performance Trust and the Company specifically disclaim the creation of any fiduciary relationship between, or the imposition of any fiduciary duties on, either party. Finally, the Company agrees that Performance Trust may perform the Services contemplated hereby in conjunction with its affiliates, and that any affiliates of Performance Trust performing Services hereunder shall be entitled to the benefits and be subject to the terms of this Agreement.

The Company acknowledges that Performance Trust is a securities firm engaged in securities, trading and brokerage activities and providing investment banking and financial advisory services. In addition, Performance Trust and its affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you. The Company also acknowledges that Performance Trust and its affiliates have no obligation to use in connection with this engagement or to furnish the Company, confidential information obtained from other persons.

It is understood that the provisions herein relating to the payment of fees and expenses and those relating to governing law and submission to jurisdiction, and those contained under the captions “Confidentiality” and “Indemnification” will survive any termination of this Agreement.

REPRESENTATIONS

The Bank represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement, the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this Agreement has been duly authorized, executed and delivered by it.

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DEFINITIVE AGREEMENT

Performance Trust and the Company agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Company and Performance Trust with respect to the Services to be provided by Performance Trust in connection with the Offering, which will serve as a basis for Performance Trust commencing activities, and (b) the only legal and binding obligations of the Company and Performance Trust with respect to the Offering shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses,” (2) those set forth under the captions “Confidentiality”, “Representations” and “Indemnification,” and (3) as set forth in a duly negotiated and executed definitive agency agreement (the “Agency Agreement”) to be entered into prior to the commencement of the Offering relating to the services of Performance Trust in connection with the Offering. Such Agency Agreement shall be in form and content satisfactory to Performance Trust and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

Performance Trust’s execution of such Agency Agreement shall also be subject to (i) Performance Trust’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Performance Trust and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Performance Trust, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the commencement of the proposed Offering. Performance Trust may terminate this agreement if such Agency Agreement is not entered into prior to September 30, 2024.

This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. The Company and Performance Trust irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this Agreement or the performance of services hereunder.

Each of the parties hereto irrevocably agrees that, except as otherwise set forth in this paragraph, any state or federal court sitting in the City of Chicago shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or relating to this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts. The Company hereby agrees that service of any process, summons, notice or document by hand delivery or registered mail addressed to the Company, shall be effective service of process for any suit, action or proceeding brought in any such court. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Company agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other court to whose jurisdiction the Company is or may in the future be subject, by suit upon judgment. The Company further agrees that nothing herein shall affect Performance Trust’s right to effect service of process in any other manner permitted by law or to bring a suit, action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction in accordance with applicable law. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties.

(Remainder of Page Intentionally Left Blank)

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Performance Trust the duplicate copy of this letter enclosed herewith.

Very truly yours,

PERFORMANCE TRUST CAPITAL PARTNERS, LLC

By:	/s/ R. Lee Burrows
Lee Burrows
Vice Chairman of Investment Banking

Accepted and agreed to as of the date first above written:

Wisconsin Mutual Bancorp, MHC
EWSB Bancorp, Inc.
East Wisconsin Savings Bank

By:	/s/ Charles D. Schmalz
Charles D. Schmalz
President & CEO

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